Exhibit 99.1

Director Notifications – Exercise of Vested Options

Sydney, 15 June 2026

Light & Wonder, Inc. (‘Light & Wonder’ or ‘the Company’) advises that Jamie Odell (Chairman) and Toni Korsanos (Vice Chair) have each notified the Company that they intend to exercise a portion of their vested options on a cashless basis pursuant to Company's 2003 Incentive Compensation Plan (the ‘Equity Plan’).

As previously disclosed, these vested options have an expiry date of 28 March 2027 and therefore limited trading windows remain available pursuant to the Company’s Securities Trading Policy prior to expiry.

Cashless Exercise Mechanism

Under the terms of the Equity Plan, holders of vested options may elect to exercise options on a cashless basis. This mechanism enables holders to exercise vested options and receive CDIs equal to the value of the positive difference between the exercise price and the CDI price at exercise.

The cashless exercise of options mechanism results in less CDIs being required to satisfy exercise.

Sale of a portion of CDIs to Cover Tax Liability

Both Jamie Odell and Toni Korsanos are required to recognise assessable income as a result of the exercise of the vested options. To fund the income tax liability, a portion of the net CDIs received by each of Jamie Odell and Toni Korsanos (not exceeding the value of the tax liability) will be sold in accordance with the terms of the Company's Securities Trading Policy.

Two Appendix 3Y – Change of Director's Interest Notices (one for each Director) will be lodged following completion of the exercise process.

Authorised for lodgement by the Company Secretary

About Light & Wonder

Light & Wonder, Inc. is the leading cross-platform global games company. Through our three unique, yet highly complementary business segments, we deliver unforgettable experiences by combining the exceptional talents of our 6,500+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.

Company Contacts:

Investor Relations	Media Relations
Rohan Gallagher	Andy Fouché
EVP, Global Chief Corporate Affairs Officer ir@lnw.com	VP, Corporate Affairs and Communications media@lnw.com